Exhibit 99.1               Financial Statements





                                AUDITORS' REPORT



To the Shareholders of United Dominion Industries Limited


We have audited the consolidated statements of financial position of United Dominion Industries Limited as at December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in accordance with Canadian generally accepted accounting principles which are in conformity with accounting principles generally accepted in the United States except as indicated in Note 13.




Chartered Accountants


Toronto, Canada
January 25, 2001, except as to note 14
    which is as of March 11, 2001

                       UNITED DOMINION INDUSTRIES LIMITED

        Consolidated Statements of Financial Position, Restated (note 2)

                           December 31, 2000 and 1999

                     (Amounts in Thousands of U.S. Dollars)


                                                                             2000           1999
                                                                          -----------    -----------
Assets
Current assets
    Cash and short-term investments                                       $   101,369    $   108,940
    Accounts and notes receivable, less allowance for doubtful
       Accounts of $11,082 in 2000 and $9,645 in 1999 (note 11)               376,108        334,398
    Inventories (note 5)                                                      404,772        390,654
    Other current assets                                                       60,375         64,136
                                                                          -----------    -----------
       Total current assets                                                   942,624        898,128

Fixed assets (note 6)                                                         342,267        350,901
Goodwill (notes 1 and 3)                                                      888,804        836,497
Other intangible assets (note 1)                                               40,572         43,547
Other assets (note 4)                                                         111,110        101,110
                                                                          -----------    -----------
                                                                          $ 2,325,377    $ 2,230,183
                                                                          ===========    ===========

Liabilities and Shareholders' Equity
Current liabilities
    Notes payable to banks (note 7)                                       $   102,987    $   103,544
    Current portion of long-term debt (note 7)                                 49,898         46,082
    Accounts payable                                                          171,267        169,362
    Accrued liabilities                                                       204,080        192,618
    Customer advances                                                          17,247         15,440
                                                                          -----------    -----------
       Total current liabilities                                              545,479        527,046

Long-term debt (notes 1, 7 and 11)                                            658,267        591,506
Other liabilities                                                             199,856        209,299
                                                                          -----------    -----------
                                                                            1,403,602      1,327,851
                                                                          -----------    -----------
Shareholders' equity (note 9)
    Common shares - outstanding 39,124,539 shares in 2000
       and 39,047,937 shares in 1999                                          540,209        537,355
    Contributed surplus                                                         4,313          4,283
    Retained earnings                                                         444,345        404,224
                                                                          -----------    -----------
                                                                              988,867        945,862
    Equity adjustment from foreign currency translation (notes 1 and 7)       (67,092)       (43,530)
                                                                          -----------    -----------
       Total shareholders' equity                                             921,775        902,332
                                                                          -----------    -----------
                                                                          $ 2,325,377    $ 2,230,183
                                                                          ===========    ===========


See accompanying notes to consolidated financial statements.

On behalf of the Board - William W. Stinson, Director; George S. Taylor,
Director.

                       UNITED DOMINION INDUSTRIES LIMITED

              Consolidated Statements of Income, Restated (note 2)

                  Years Ended December 31, 2000, 1999 and 1998

          (Amounts in Thousands of U.S. Dollars, Except Per Share Data)


                                                             2000           1999           1998
                                                         -----------    -----------    -----------
Sales                                                    $ 2,366,224    $ 2,148,338    $ 2,020,374
                                                         -----------    -----------    -----------
Costs and expenses
  Cost of sales                                            1,645,539      1,484,664      1,404,840
  Restructuring charges - inventory (note 3)                   3,061          5,153           --
                                                         -----------    -----------    -----------
      Total cost of sales                                  1,648,600      1,489,817      1,404,840
  Selling, general and administrative expenses               495,627        448,092        430,005
  Restructuring and other charges (note 3)                    43,813         15,351         16,336
                                                         -----------    -----------    -----------
      Total costs and expenses                             2,188,040      1,953,260      1,851,181
                                                         -----------    -----------    -----------
Operating income                                             178,184        195,078        169,193

Other income (expense)
  Interest - net (note 8)                                    (50,019)       (40,178)       (35,750)
  Gain (loss) on sale of businesses (note 3)                  (1,147)          --           11,285
  Other (note 3)                                              (8,706)        (1,500)        (6,852)
                                                         -----------    -----------    -----------
Income before income taxes and goodwill charges              118,312        153,400        137,876
Income tax provision (note 4)                                (38,772)       (45,428)       (22,766)
                                                         -----------    -----------    -----------
Income before goodwill charges                                79,540        107,972        115,110
Goodwill charges, net of applicable income tax benefit
  of $1,556 in 2000, $1,422 in 1999 and $1,278
  in 1998 (note 3)                                           (22,990)       (21,646)       (17,493)
                                                         -----------    -----------    -----------
Net income                                               $    56,550    $    86,326    $    97,617
                                                         ===========    ===========    ===========

Earnings per common share (note 1):
  Income before goodwill charges                         $      2.03    $      2.72    $      2.82
                                                         ===========    ===========    ===========
  Net income                                             $      1.45    $      2.18    $      2.40
                                                         ===========    ===========    ===========


See accompanying notes to consolidated financial statements.

                       UNITED DOMINION INDUSTRIES LIMITED

           Consolidated Statements of Changes in Shareholders' Equity,
                               Restated (note 2)

                  Years Ended December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)

                                                Common Shares
                                          -------------------------                             Equity
                                                       Unamortized                            Adjustment/      Total
                                            Shares     Restricted   Contributed  Retained      Currency    Shareholders'
                                            Issued       Stock        Surplus    Earnings     Translation     Equity
                                           ---------    ---------    ---------  ---------     -----------  -------------
Balance, December 31, 1997                 $ 595,383    $  (3,881)   $   1,859   $ 302,596    $ (35,666)   $ 860,291

Repurchase of 3,250,000 shares               (44,433)        --           --       (39,132)        --        (83,565)
Stock options exercised (445,422 shares)       7,302         --          2,198        --           --          9,500
Incentive share election (43,845 shares)       1,219         --           --          --           --          1,219
Amortization of restricted stock grants         --          1,984         --          --           --          1,984
Net income for the year                         --           --           --        97,617         --         97,617
Cash dividends - $.36 per share                 --           --           --       (14,614)        --        (14,614)
Net effect of currency translation
  Adjustments                                   --           --           --          --         (3,432)      (3,432)
Effect of hedging transactions                  --           --           --          --          2,501        2,501
                                           ---------    ---------    ---------   ---------    ---------    ---------
Balance, December 31, 1998                   559,471       (1,897)       4,057     346,467      (36,597)     871,501

Repurchase of 1,745,000 shares               (24,065)        --           --       (14,411)        --        (38,476)
Stock options exercised (103,400 shares)       1,537         --            226        --           --          1,763
Incentive share election (55,365 shares)       1,105         --           --          --           --          1,105
Restricted stock issued (113,190 shares)       2,263       (2,263)        --          --           --           --
Amortization of restricted stock grants         --          1,204         --          --           --          1,204
Net income for the year                         --           --           --        86,326         --         86,326
Cash dividends - $.36 per share                 --           --           --       (14,158)        --        (14,158)
Net effect of currency translation
  Adjustments                                   --           --           --          --        (12,688)     (12,688)
Effect of hedging transactions                  --           --           --          --          5,755        5,755
                                           ---------    ---------    ---------   ---------    ---------    ---------
Balance, December 31, 1999                   540,311       (2,956)       4,283     404,224      (43,530)     902,332

Stock options exercised (13,984 shares)          201         --             30        --           --            231
Incentive share election (46,775 shares)         923         --           --          --           --            923
Restricted stock issued (25,000 shares)          499         (499)        --          --           --           --
Shares cancelled (9,157 shares)                 (184)        --           --          --           --           (184)
Amortization of restricted stock grants         --          1,914         --          --           --          1,914
Net income for the year                         --           --           --        56,550         --         56,550
Cash dividends - $.42 per share                 --           --           --       (16,429)        --        (16,429)
Net effect of currency translation
  Adjustments                                   --           --           --          --        (26,210)     (26,210)
Effect of hedging transactions                  --           --           --          --          2,648        2,648
                                           ---------    ---------    ---------   ---------    ---------    ---------
Balance, December 31, 2000                 $ 541,750    $  (1,541)   $   4,313   $ 444,345    $ (67,092)   $ 921,775
                                           =========    =========    =========   =========    =========    =========


See accompanying notes to consolidated financial statements.

                       UNITED DOMINION INDUSTRIES LIMITED

            Consolidated Statements of Cash Flows, Restated (note 2)

                  Years Ended December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



                                                                2000         1999         1998
                                                             ---------    ---------    ---------
Cash provided from operating activities
    Net income                                               $  56,550    $  86,326    $  97,617
    Add (deduct) items not affecting cash
       Depreciation                                             49,737       46,341       41,747
       Amortization                                             32,184       28,376       23,118
       Loss (gain) on sale of businesses                         1,147         --        (11,285)
       Deferred income taxes                                     6,010        2,839       (5,899)
       Other                                                     2,187        1,474        2,358
    Net decrease (increase) in working capital other
          than cash (note 13)                                  (62,896)      13,737      (34,187)
    Asset securitization                                         2,100          900       (6,100)
                                                             ---------    ---------    ---------
                                                                87,019      179,993      107,369
                                                             ---------    ---------    ---------

Cash used by investing activities
    Additions to fixed assets                                  (53,784)     (61,278)     (51,741)
    Acquisitions of businesses, net of cash balances          (123,003)    (155,416)    (172,181)
    Net proceeds from disposal of businesses                    15,998         --         25,008
    Proceeds from (investments in) other assets                  1,582       (9,952)      10,354
    Other                                                       (1,337)        (874)      (8,040)
                                                             ---------    ---------    ---------
                                                              (160,544)    (227,520)    (196,600)
                                                             ---------    ---------    ---------

Cash provided from financing activities
    Additional borrowings                                      213,090      155,597      331,907
    Repayments of borrowings                                  (130,908)     (71,488)     (92,931)
    Issuance of common shares                                      201        1,537        7,302
    Repurchase of common shares                                   --        (38,476)     (83,565)
    Dividends                                                  (16,429)     (14,158)     (14,614)
                                                             ---------    ---------    ---------
                                                                65,954       33,012      148,099
                                                             ---------    ---------    ---------

Net increase (decrease) in cash and short-term investments      (7,571)     (14,515)      58,868
Cash and short-term investments at beginning of year           108,940      123,455       64,587
                                                             ---------    ---------    ---------
Cash and short-term investments at end of year               $ 101,369    $ 108,940    $ 123,455
                                                             =========    =========    =========


See accompanying notes to consolidated financial statements.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



1.    Summary of Significant Accounting Policies

      General

      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. These accounting principles are in conformity with accounting principles generally accepted in the United States except as indicated in note 13. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Consolidation

      All subsidiary companies are consolidated and all significant intercompany accounts and transactions have been eliminated in consolidation.

      Revenue Recognition

      The company generally recognizes sales upon shipment of its products, net of applicable provisions for discounts and allowances. In addition, provisions for potential warranty claims and bad debts are recorded based on warranty terms and past experience. Service revenue is recognized when the service is performed.

      Consolidated Statements of Cash Flows

      Cash and short-term investments include highly liquid investments with a maturity of three months or less.

      Inventories

      Inventories are stated at the lower of cost (average or first-in, first-out) or net realizable value.

      Fixed Assets

      Property, plant and equipment are recorded at cost. Major renewals and betterments are capitalized; whereas, maintenance and repairs are expensed as incurred. Cost of property sold or otherwise disposed and related accumulated depreciation are removed from the accounts at the time of disposal and any resulting gain or loss is included in income. Depreciation of plant and equipment is determined on the straight-line method over the estimated useful lives of the assets. The average annual rates of depreciation range from 4% for buildings to 9% for machinery and equipment.

      Goodwill

      Goodwill, which represents the excess of purchase price over fair value of net identifiable assets acquired, is amortized on the straight-line method over the expected periods to be benefited, generally 40 years. The company assesses the recoverability of this intangible asset based primarily upon an analysis of undiscounted future operating cash flows from the acquired operations. Accumulated amortization was $114,308 and $90,309 at December 31, 2000 and 1999, respectively.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


      Other Intangible Assets

      Amounts assigned to other intangible assets, primarily trademarks and patents, are based on independent appraisals and are amortized on the straight-line method over periods ranging from five to forty years. Accumulated amortization was $19,458 and $16,565 at December 31, 2000 and 1999, respectively.

      Income Taxes

      The company uses the asset and liability method of accounting for income taxes. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the statement of financial position are used to calculate future income tax assets or liabilities. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantive enactment date.

      Foreign Currency Translation

      The financial statements of those operations whose functional currency is a foreign currency are translated into U.S. dollars using the current rate method. Under this method, all assets and liabilities are translated into U.S. dollars using current exchange rates and income statement items are translated using weighted average exchange rates. The translation adjustment is included as a component of shareholders' equity; whereas, gains and losses on foreign currency transactions are included in income. Foreign currency transaction losses totaled $866, $2,768 and $3,530 for 2000, 1999 and 1998, respectively.

      Derivative Financial Instruments

      The company is party to certain derivative financial instruments, principally forward exchange contracts used to manage foreign currency exposures. Gains and losses on forward foreign exchange contracts are recognized in income in the same period as the foreign currency transactions to which they relate.

      Fair Values

      The carrying values of cash and short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments. The fair value of the company's long-term debt is estimated based on the current rates available to the company for debt of the same remaining maturities. Since the company's fixed rate debt carries interest rates which are different than current market rates, the estimated fair value of the company's long-term debt was approximately $723,000 and $634,000 at December 31, 2000 and 1999, respectively.

      Earnings Per Common Share

      Earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during the year (39,114,961 shares for 2000, 39,641,606 shares for 1999 and 40,755,170 shares for 1998). The assumed exercise of outstanding stock options would not have a materially dilutive effect on reported earnings per common share.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


2.    Restatement Related to Adoption of New Accounting Pronouncement

      Effective January 1, 2000, the company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3461, Employee Future Benefits. This adoption has been retroactively applied to all years presented in the accompanying consolidated financial statements. The new standard requires accruing the cost of providing postretirement health care benefits during the years that the employee renders the necessary service. The company had previously recorded health care benefits on a "pay-as-you-go" basis for benefits paid on behalf of active and retired employees. Additionally, Handbook Section 3461 requires that for purposes of determining the pension liability, the discount rate must be based on current bond market yields rather than management's best estimate of the plan's long-term returns.

      For the years ended December 31, 1999 and 1998, the adoption resulted in a decrease in net income of $2,584 and $2,071, respectively, or $.07 and $.05 per share, respectively. At December 31, 1999, the adoption resulted in increases in other current assets of $2,750 and accrued liabilities of $6,876 and decreases in other (non-current) assets of $14,142, other (non-current) liabilities of $1,355 and retained earnings of $16,913.

      As of December 31, 1998 and 1997, the adoption of Handbook Section 3461 resulted in a reduction in retained earnings and total shareholders' equity of $14,329 and $12,258, respectively, in the Consolidated Statement of Changes in Shareholders' Equity.


3.    Acquisitions, Divestitures and Restructuring and Other Charges

      Acquisitions

      In January 2000, the company acquired Kelley Company, Inc., a manufacturer of dock levelers, vehicle restraints and dock accessories. In April 2000, the company acquired an additional 80% interest in Nippon BOMAG Co., Ltd., an assembler and distributor of light compaction equipment. The company previously held a 10% stake in Nippon BOMAG Co., Ltd. In October 2000, the company acquired Pearpoint Limited, a manufacturer of high-end cameras for pipeline inspection. The cost of these and other smaller acquisitions totaled approximately $123,000 and resulted in an increase in working capital of approximately $27,000, an increase in fixed assets of approximately $11,000, an increase in goodwill of approximately $85,000, an increase in other assets of approximately $2,000 and an increase in other liabilities of approximately $2,000.

      In February 1999, the company acquired Riser-Bond Instruments which designs and manufactures cable fault locators principally used by the telecommunications industry. In July 1999, the company acquired TKO Doors, a manufacturer of loading dock doors. In August 1999, the company acquired Bran + Luebbe, a manufacturer of precision metering pumps, analyzing equipment and integrated blending systems for a broad range of process industries. In October 1999, the company acquired S.W. Fleming Limited, a manufacturer of commercial side-hinged steel doors and frames. The cost of these and other smaller acquisitions totaled approximately $155,000 and resulted in an increase in working capital of approximately $17,000, an increase in fixed assets of approximately $24,000, an increase in goodwill of approximately $129,000 and an increase in other liabilities of approximately $15,000.

      In February 1998, the company acquired Radiodetection which designs and manufactures portable pipe and cable locators and related equipment used in the utility and telecommunication industries. In March 1998, the company acquired Tex-Steel Corporation, a manufacturer of custom steel doors and frames for commercial and detention markets. In April 1998, the company acquired APV Ice Cream, a manufacturer of industrial ice cream production equipment. In May 1998, the company acquired Leading Edge, Inc. which manufactures ceiling fans, air curtains and air circulators supplied to the industrial and electrical distributor markets. In

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



      July 1998, the company acquired C&M, Inc., a manufacturer of powered roller conveyor systems primarily servicing the corrugated and solid fiber carton industry. In August 1998, the company acquired Ling Dynamic Systems Limited which designs and builds vibration test systems and related equipment. The cost of these and other smaller acquisitions totaled approximately $172,000.

      The above mentioned acquisitions have been accounted for by the purchase method and earnings have been included in the results of operations from the dates of the acquisitions.

      Divestitures

      In May 2000, the company sold its Lee Engineering operations and in October 2000, the company sold its Tom Miller operations. The proceeds from these two sales totaled approximately $16,000 and a loss of $1,147 was recognized which is included in "Other income (expense)" in the Consolidated Statements of Income. Lee Engineering was part of the Dock Products Division in the Specialty Engineered Products segment and Tom Miller was part of the Atmospheric Air Division in the Test Instrumentation segment.

      In January 1998, the company sold its Little Falls Tank division of Waukesha Cherry-Burrell for approximately $4,000 which equaled its book value. In December 1998, the company sold the assets of its Marley Pump motor product line and entered into various consulting and supply arrangements for total proceeds of $17,500. The company recognized a pre-tax gain on the sale of $11,285 which is included in "Other income (expense)" in the Consolidated Statements of Income.

      In 1999 and 1998, the company incurred charges of $1,500 and $6,852, respectively, related primarily to the settlement of legal claims and the write-down of assets to be realized from prior years' divestiture activities to their estimated net realizable value. These charges are included in "Other income (expense)" in the Consolidated Statements of Income.

      Restructuring Charges

      In 1998, the company announced a company-wide cost reduction plan. The plan included the net reduction of its global workforce by over 500 positions, principally administrative personnel, rationalizations involving twelve facilities and reduced discretionary spending. The company recorded a pre-tax charge to earnings in 1998 of $16,336 related to the plan.

      The company expanded the restructuring program in 1999 to include the rationalization of eleven additional facilities including the shutdown of four manufacturing and one administrative facility, the transition of the manufacturing of several product lines to different sites and the discontinuation of several unprofitable product lines. Additional workforce reductions of approximately 500 positions were announced and the company reported a pre-tax charge to earnings of $22,198 related to these initiatives.

      In 2000, the company continued many of the programs begun in 1999 and additionally shut down two manufacturing and two administrative facilities and discontinued an additional number of unprofitable product lines. Workforce reductions announced in 2000 totaled approximately 300 positions of which approximately 190 had actually been terminated by December 31, 2000. The company recorded a pre-tax charge to earnings in 2000 of $32,791 related to these initiatives.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



       Selected financial information relating to the restructuring charges is as follows:


                                 Accrual at                    Paid or    Accrual at                    Paid or    Accrual at
                                 December 31,    Expensed      Incurred   December 31,    Expensed      Incurred   December 31,
                                     1998        in 1999        in 1999       1999         in 2000       in 2000       2000
                                 -----------     --------      ---------  -----------     --------      ---------  -----------
Severance and other
 employee costs                    $  7,975      $  5,785      $ (6,990)    $  6,770      $ 13,553      $(11,313)     $  9,010
Facilities costs                        417         5,791        (5,918)         290        10,275        (9,157)        1,408
Write-down of inventory
   and other assets                    --           8,693        (8,693)        --           5,115        (5,115)         --
Other costs                             932         1,929        (2,522)         339         3,848        (3,270)          917
                                   --------      --------      ---------    --------      --------      ---------     --------
Total                              $  9,324      $ 22,198      $(24,123)    $  7,399      $ 32,791      $(28,855)     $ 11,335
                                   ========      ========      ========     ========      ========      ========      ========


       All costs are included in "Restructuring charges" in the Consolidated Statements of Income with the exception of $126 and $1,694 of goodwill impairment charges which were recorded in 2000 and 1999, respectively, and are included in "Goodwill charges". The majority of the remaining restructuring activities should be completed during the first half of 2001.

       Other Charges

       In September 2000, the company announced that it was in discussions with several parties regarding the possible sale of the company. After several months of extensive discussions and negotiations, the company announced in December 2000 that all talks had been terminated. The company incurred $5,651 of expenses related to this potential transaction. These costs as well as $3,055 from a one-time charge resulting primarily from an unfavorable tax ruling are reported in "Other income (expense)" in the Consolidated Statements of Income for the year ended December 31, 2000.

       Also included in "Restructuring and other charges" in the Consolidated Statements of Income for the year ended December 31, 2000 are $8,595 of expenses related to the early retirement of the company's Chief Executive Officer and $5,614 of charges arising primarily from a product replacement program and a product liability claim.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


4.     Income Taxes

       The provision for income taxes on income before goodwill charges is comprised of the following:

                      2000            1999            1998
                  ------------    ------------    ------------

Current
Canada            $      4,391    $       (954)   $      3,264
United States             (720)         10,386          24,094
Other countries         26,259          30,226           2,688
                  ------------    ------------    ------------
                        29,930          39,658          30,046
                  ------------    ------------    ------------

Deferred
Canada                    (539)         (5,148)         (7,241)
United States            9,210          13,476           8,305
Other countries            171          (2,558)         (8,344)
                  ------------    ------------    ------------
                         8,842           5,770          (7,280)
                  ------------    ------------    ------------
                  $     38,772    $     45,428    $     22,766
                  ============    ============    ============


       The related net income (loss) before income taxes and goodwill charges is as follows:


                      2000            1999            1998
                  ------------    ------------    ------------

Canada            $     (3,360)   $     (8,835)   $    (13,491)
United States           24,416          57,933          74,988
Other countries         97,256         104,302          76,379
                  ------------    ------------    ------------
                  $    118,312    $    153,400    $    137,876
                  ============    ============    ============

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


       The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are as follows:


                                                                         2000         1999
                                                                      ---------    ---------
Deferred tax assets:
   Net operating loss carryforwards                                   $  25,355    $  22,909
   Difference between tax on distributed and undistributed earnings       5,549        4,580
   Accrued expenses not currently deductible                             86,523       81,683
   Other                                                                  2,913        2,975
                                                                      ---------    ---------
                                                                        120,340      112,147
    Less: valuation allowance                                            (5,755)      (4,080)
                                                                      ---------    ---------
      Total deferred tax assets                                         114,585      108,067
                                                                      ---------    ---------

Deferred tax liabilities:
    Plant and equipment, principally due to differences in basis
      and depreciation                                                  (36,559)     (35,081)
    Intangible assets, principally due to differences in basis
      and amortization                                                  (16,597)     (13,601)
    Inventory, principally due to differences in basis                   (9,733)      (6,427)
    Other                                                                (7,160)     (15,954)
                                                                      ---------    ---------
      Total deferred tax liabilities                                    (70,049)     (71,063)
                                                                      ---------    ---------
         Net deferred tax asset                                       $  44,536    $  37,004
                                                                      =========    =========


       Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2000 will be recorded in income. Based on the company's historical and current earnings, management believes it is more likely than not that the company will realize the benefit of the remaining deferred tax assets that are not subject to the valuation allowance.

       The difference between the company's effective income tax rate and the statutory rate on net income before goodwill charges is reconciled below.


                                                     2000        1999        1998
                                                   --------    --------    --------
Income tax expense at U.S. statutory rate of 35%   $ 41,409    $ 53,690    $ 48,257
State income taxes                                    1,725       2,792       3,563
Canadian tax rate changes                             3,056        --          --
Canadian and foreign tax refunds and tax
     settlements                                     (1,917)     (4,984)    (23,838)
Canadian and foreign income taxes at
    less than U.S. statutory rate                    (7,924)     (6,962)     (7,806)
Other                                                 2,423         892       2,590
                                                   --------    --------    --------

                                                   $ 38,772    $ 45,428    $ 22,766
                                                   ========    ========    ========

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


       The company has Canadian net operating loss carryforwards for income tax purposes of approximately $49,000 which expire in 2003 through 2007.

       "Other Assets" in the Consolidated Statements of Financial Position include $5,549 and $4,580 at December 31, 2000 and 1999, respectively, primarily representing German taxes refundable to the company when German earnings are repatriated.

       Income taxes paid totaled $37,096, $2,224 and $53,085 for 2000, 1999 and 1998, respectively.

5.     Inventories

       Inventories at December 31, 2000 and 1999 are summarized as follows:

                       2000       1999
                    --------   --------

Raw materials       $145,662   $131,444
Work-in-process       95,093    101,122
Finished products    164,017    158,088
                    --------   --------

                    $404,772   $390,654
                    ========   ========


6.     Fixed Assets

       Fixed assets are summarized as follows:


                                       Accumulated
                             Cost      Depreciation         Net
                           --------    -------------     -----------
December 31, 2000:

Land                       $ 15,650      $     --          $ 15,650
Plant                       151,898        58,348            93,550
Machinery and equipment     465,330       250,917           214,413
Construction in progress     18,654            --            18,654
                           --------      --------          --------
                           $651,532      $309,265          $342,267
                           ========      ========          ========

December 31, 1999:

Land                       $ 12,385      $     --          $ 12,385
Plant                       143,508        50,479            93,029
Machinery and equipment     431,743       216,112           215,631
Construction in progress     29,856            --            29,856
                           --------      --------          --------
                           $617,492      $266,591          $350,901
                           ========      ========          ========

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



7.     Debt

       Short-term

       At December 31, 2000 and 1999, the company's notes payable to banks totaled $102,987 and $103,544, respectively, with weighted average interest rates of 6.5% and 6.7%, respectively. At December 31, 2000, the company had available approximately $92,000 of unused short-term borrowing facilities.

       Long-term

       The company's long-term debt at December 31, 2000 and 1999 is summarized as follows:


                                               2000       1999
                                             --------   --------

Revolving credit bank notes                  $275,289   $101,192
Senior notes due 2002 - 6.80%                  46,800     70,200
Senior notes due 2002 - 8.25%                  25,000     37,500
Senior notes due 2007 - 7.67%                  50,000     50,000
Senior notes due 2008 - 6.64%                 110,000    110,000
Commercial paper                              134,358    172,470
Multi-currency revolving notes                 15,477     36,375
Other notes payable in installments
    Through 2020 at interest rates varying
    From 2.1% to 10.0%                         51,241     59,851
                                             --------   --------
                                              708,165    637,588
Less current portion of long-term debt         49,898     46,082
                                             --------   --------
                                             $658,267   $591,506
                                             ========   ========

       The company has a revolving credit agreement (revolver) with a group of banks. This agreement gives the company the ability to borrow up to $450,000 through July 2002. Borrowings under the revolver are available in U.S. dollars and Deutsche Marks (DM) at the U.S. prime interest rate or LIBOR plus a margin. The margin ranges from 0.170% to 0.325% and is determined by a leverage ratio and the amount of utilization under the credit facility. The weighted average interest rates on the borrowings under this agreement were 6.3% and 4.6% during 2000 and 1999, respectively. At December 31, 2000, $45,289 of the revolver borrowings were denominated in DM. The DM borrowings are designated as a hedge of the company's net investment in German subsidiaries and foreign exchange gains and losses on these borrowings are reflected in "Equity adjustment from foreign currency translation" in the Consolidated Statements of Financial Position. The company also pays an annual facility fee on the amount of this facility ranging from 0.080% to 0.125%, depending upon a leverage ratio. The company further pays an annual utilization fee on the amount of loans outstanding of up to 0.05%, depending on leverage and amount of utilization. At December 31, 2000, the margin, facility fee and utilization fee were 0.25%, 0.10% and 0%, respectively.

       The 6.80% senior notes are currently payable in annual installments of $23,400. The 8.25% senior notes are currently payable in annual installments of $12,500. The 7.67% senior notes are payable in annual installments of $10,000 beginning in 2003. The 6.64% senior notes are payable in full in 2008.

       During 1998, the company entered into an open-ended program whereby up to Cdn $250,000 of commercial paper can be issued. While the commercial paper is typically due in 30 - 60 days, with a maximum maturity

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


       of one year, it is the company's intention to continually refinance these borrowings. The company maintains unutilized long-term committed credit facilities under the revolver sufficient to refinance the commercial paper outstanding. Therefore, the amounts outstanding at December 31, 2000 (U.S. $134,358) are included in long-term debt in the Consolidated Statements of Financial Position. Interest rates on the commercial paper ranged from 5.9% to 6.2%, 5.1% to 5.7% and 4.7% to 6.1% with a weighted average of 5.9%, 5.3% and 5.2% in 2000, 1999 and 1998, respectively.

       The company has a $40,000 multi-currency revolving credit agreement with a bank which expires in March 2001. The agreement allows the company to designate subsidiaries to borrow under the facility at LIBOR plus a margin and facility fees ranging from 0.70% to 1.05%, depending upon a leverage ratio. At December 31, 2000, $15,477 had been borrowed under this facility. This amount is included in long-term debt since the company has the capacity and intention to refinance this facility and extend its term prior to the expiration of the agreement.

       At December 31, 2000, the company had available approximately $30,000 of unused long-term revolving credit commitments.

       Various loan agreements contain covenants with respect to net worth, indebtedness and other items. The company has complied with all provisions of these agreements at December 31, 2000.

       Future principal payments on long-term debt are as follows:

                                2001             $   49,898
                                2002                464,012
                                2003                 11,245
                                2004                 10,940
                                2005                 14,690
                             Thereafter             157,380
                                                 ----------
                                                 $  708,165
                                                 ==========


8.     Interest Expense - Net

       Net interest expense is composed of the following:

                                 2000        1999        1998
                             --------    --------    --------

Interest on long-term debt   $ 46,258    $ 38,217    $ 35,749
Other interest expense          7,602       5,319       3,117
Interest income                (3,841)     (3,358)     (3,116)
                             --------    --------    --------
                             $ 50,019    $ 40,178    $ 35,750
                             ========    ========    ========

       Net interest paid totaled $49,461, $43,018, and $33,082 for 2000, 1999 and 1998, respectively.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)

9.     Capital Stock

       The company is incorporated under the Canada Business Corporations Act and is authorized to issue an unlimited number of common and preferred shares of no par value.

       The company has a stock option and restricted stock plan under which options for a term not exceeding 10 years may be granted to key employees and directors to purchase common shares of the company at a price not less than 100% of their fair market value at the date of grant. Common shares reserved for exercise of these options or the issuance of restricted stock may not at any time exceed 10% of the number of common shares then outstanding. Transactions involving the plan are summarized below.


                                                 Options
                                   -----------------------------------
                                      Shares                Option                                  Weighted-
                                   Available for            Shares              Option Price         Average
                                   Future Grant           Outstanding            Per Share        Exercise Price
                                   ----------------------------------         ----------------------------------
                                                                                  (Cdn.)              (Cdn.)
Balance at December 31, 1997        1,083,222              2,129,720          $9.375  - $38.87       $ 28.02

Exercised                                --                 (445,422)          9.375  - 36.65          23.60
Granted                              (435,250)               435,250           28.95  - 40.00          35.26
Expired                                21,100                (21,100)          26.375 - 36.65          29.76
                                    ---------              ---------
Balance at December 31, 1998          669,072              2,098,448           9.375  - 40.00          30.44

Exercised                                --                 (103,400)          12.75  - 26.625         22.26
Granted                              (589,625)               589,625           29.80  - 32.775         30.03
Restricted stock issued              (113,190)                  --
Additional shares authorized        1,197,493                   --
                                    ---------              ---------
Balance at December 31, 1999        1,163,750              2,584,673           9.375  - 40.00          30.67

Exercised                                --                  (13,984)          19.75  - 29.80          21.00
Granted                              (616,500)               616,500           28.95  - 28.95          28.95
Restricted stock issued               (25,000)                  --
Options cancelled                     137,169               (137,169)
                                    ---------              ---------
Balance at December 31, 2000          659,419              3,050,020           9.375  - 40.00          30.31
                                    =========              =========
Exercisable at December 31, 2000                           2,142,002          $9.375  - $40.00       $ 30.47
                                                           =========


       The following table provides certain information with respect to stock options outstanding at December 31, 2000.

                                                                              Weighted-
                                                          Weighted-            average
                                     Stock options         average             remaining
       Range of exercise price        Outstanding      exercise price      contractual life
       -----------------------       -------------     --------------      ----------------
                                                           (Cdn.)              (years)
       Under $20.00 (Cdn.)                 111,550       $  12.71                 1.6
       $20.00 to $30.00 (Cdn.)           1,977,142          28.36                 6.9
       Over $30.00 (Cdn.)                  961,328          36.36                 6.2
                                         ---------       --------                 ---
                                         3,050,020       $  30.31                 6.5
                                         =========       ========                 ===

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


       The following table provides certain information with respect to stock options exercisable at December 31, 2000.

                                                                 Weighted-
                                          Stock options           average
       Range of exercise price             exercisable        exercise price
       -----------------------            -------------       --------------
                                                                   (Cdn.)

       Under $20.00 (Cdn.)                    111,550             $ 12.71
       $20.00 to $30.00 (Cdn.)              1,147,864               27.71
       Over $30.00 (Cdn.)                     882,588               36.31
                                            ---------             -------
                                            2,142,002             $ 30.47
                                            =========             =======


       The restricted stock issued during 2000 had a fair value at the date of grant of $499 or U.S. $19.97 per share. The sale of this stock is restricted for five years from the date of grant. Restricted stock was also issued during 1999 and 1996 which is restricted for periods up to six and five years, respectively, from the date of the grant. Compensation expense related to all restricted shares is recorded over the applicable restriction period and amounted to $1,914, $1,204 and $1,984 in 2000, 1999 and 1998, respectively.

       The company's management incentive plans contain a feature that allows participants the opportunity to elect to receive restricted common shares in lieu of a portion of their cash bonuses. The number of shares issued is increased by a multiple in order to provide participants an incentive to elect to receive shares. A total of 46,775, 55,365 and 43,845 shares were issued in 2000, 1999 and 1998, respectively, to participants who made such share elections.

10.    Benefit Plans

       The company and its subsidiaries have defined benefit pension plans covering approximately one half of all employees. Plans covering eligible salaried employees call for benefits to be paid at retirement based primarily upon years of service and their compensation rates near retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Contributions to the plans reflect benefits attributed to employees' services to date and also for benefits expected to be earned in the future. Assets of the plans consist primarily of cash and cash equivalents, common and preferred stocks, government bonds, investment-grade corporate bonds and other fixed income investments.

       The company provides, through non-qualified plans, supplemental pension payments in excess of the qualified plan limits imposed by income tax regulations. The company also provides certain postretirement health care and life insurance benefits to a limited number of employees. These non-qualified and other postretirement plans are unfunded.

                       UNITED DOMINION INDUSTRIES LIMITED

         Notes to Consolidated Financial Statements, Restated (note 2)

                       December 31, 2000, 1999, and 1998

                     (Amounts in Thousands of U.S. Dollars)



       The following tables set forth the change in projected benefit obligation, change in plan assets and the funded status of the company's North American benefit plans as of December 31, 2000 and 1999.


                                                 Pension Benefits            Other Benefits
                                              ----------------------    ------------------------
                                                2000         1999         2000            1999
                                              ---------    ---------    ---------    -----------
       Change in benefit obligation
   Benefit obligation at beginning
      of year                                 $ 199,515    $ 192,615    $  54,571    $  51,144
   Service cost                                   4,816        4,982        1,113          974
   Interest cost                                 16,100       14,213        4,201        3,636
   Plan participants' contributions                --              5         --           --
   Plan amendments                                   17         --          3,285          799
   Actuarial (gain) loss                          1,635       (1,750)       4,226          473
   Acquisition                                    6,638         --           --           --
   Benefits paid                                (11,601)     (10,550)      (2,641)      (2,455)
                                              ---------    ---------    ---------    ---------
   Benefit obligation at end of year            217,120      199,515       64,755       54,571
                                              ---------    ---------    ---------    ---------

Change in plan assets
   Fair value of plan assets at
      beginning of year                         230,925      212,175
   Return on plan assets                         (9,348)      27,541
   Acquisition                                   10,729         --
   Employer contribution                          2,492        1,754
   Plan participants' contributions                --              5
   Benefits paid                                (11,601)     (10,550)
                                              ---------    ---------
   Fair value of plan assets at end of year     223,197      230,925
                                              ---------    ---------

   Funded status                                  6,077       31,410      (64,755)     (54,571)
   Unrecognized net actuarial (gain) loss        (1,696)     (33,668)       8,710        9,617
   Unrecognized prior service cost                2,807        3,220        3,740        3,733
   Unrecognized net transition obligation          (194)          18        1,168        1,335
                                              ---------    ---------    ---------    ---------
   Prepaid (accrued) benefit cost             $   6,994    $     980    $ (51,137)   $ (39,886)
                                              =========    =========    =========    =========



       The weighted-average discount rate used to measure the projected benefit obligation is 7.75% and 7% for 2000 and 1999, respectively, the average rate of increase in future compensation levels is approximately 4% for 2000 and 1999 and the expected long-term rate of return on assets is 9.5% and 8.5% for 2000 and 1999, respectively. The annual rate of increase in the per capita cost of covered postretirement benefits (health care cost trend rate) is assumed to be 5.5% in 2000 with a decrease to 5% for 2001 and all future years. The company amortizes prior service cost and unrecognized gains and losses using the straight-line method over the average future service life of active participants.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)




       The components of net periodic benefit cost are as follows:


                                     Pension Benefits                  Other Benefits
                            --------------------------------    ------------------------------
                              2000        1999        1998        2000       1999       1998
                            --------    --------    --------    --------   --------   --------
Service cost                $  4,816    $  4,982    $  4,492    $  1,113   $    974   $  1,011
Interest cost                 16,100      14,213      13,993       4,201      3,636      3,200
Expected return on assets    (20,858)    (17,416)    (16,067)       --         --         --
Amortization                  (2,834)        956         916       2,129      2,302      1,933
                            --------    --------    --------    --------   --------   --------
Net periodic benefit cost   $ (2,776)   $  2,735    $  3,334    $  7,443   $  6,912   $  6,144
                            ========    ========    ========    ========   ========   ========

       Excluded from the other benefits net periodic cost for the year ended December 31, 2000 is $6,448 of charges related to the settlement of Supplemental Executive Retirement Plan liabilities resulting from the early retirement of the company's Chief Executive Officer (note 3).

       A number of the company's operating units have defined contribution plans pursuant to Section 401(k) of the U.S. Internal Revenue Code. The total expense of these plans was $6,094, $5,522 and $5,475 for the years ended December 31, 2000, 1999 and 1998, respectively.

       The company's German operations have pension plans, which in accordance with applicable laws, are unfunded. The weighted average discount rate used to measure the projected benefit obligation of the German plans is 6% and 7% for 2000 and 1999, respectively, and the rate of increase in future compensation levels is 3.5% for 2000 and 1999.

       The status of the German plans at December 31, 2000 and 1999 as reflected in the Consolidated Statements of Financial Position is as follows:


                                            2000        1999
                                          --------    --------

Benefit obligation at beginning of year   $ 24,966    $ 17,992
Service cost                                   492         433
Interest cost                                1,379       1,291
Actuarial loss                                 139       1,138
Acquisition                                   --         7,330
Settlements                                     (9)        (56)
Benefits paid                                 (701)       (687)
Foreign exchange rate changes               (4,349)     (2,475)
                                          --------    --------
Benefit obligation at end of year         $ 21,917    $ 24,966
                                          ========    ========

Funded status                             $(21,917)   $(24,966)
Unrecognized net actuarial loss                190          69
Unrecognized net transition obligation       1,297       1,692
                                          --------    --------
Accrued benefit cost                      $(20,430)   $(23,205)
                                          ========    ========

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



       The components of net periodic benefit cost for the German plans are as follows:

                                      2000     1999     1998
                                     ------   ------   ------
Service cost                         $  492   $  433   $  376
Interest cost                         1,379    1,291    1,126
Amortization of prior service cost      101      128      134
                                     ------   ------   ------
Net periodic benefit cost            $1,972   $1,852   $1,636
                                     ======   ======   ======

       The company has a number of other benefit plans, primarily foreign, that are not significant individually or in the aggregate.

11.    Commitments and Contingencies

       The company is involved in a number of pending legal proceedings in which damages and other relief are sought. It is impossible at this time for the company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any liability, to the extent not provided for through insurance or otherwise, would be material in relation to the company's consolidated financial position.

       The company has been named along with many other parties in a number of proceedings arising out of alleged releases or contributions of hazardous substances into the environment. Those proceedings include lawsuits alleging asbestos related personal injury and administrative proceedings maintained by federal and state agencies involving environmental remediation of real property. None of the proceedings is, in the opinion of management, either individually or viewed in connection with all the proceedings, material to the company's liquidity, consolidated operating results, or consolidated financial position. While the company has participated and in the future will continue to participate in remediation efforts at a number of locations in connection with certain of the administrative proceedings, it does not believe that material monetary sanctions will be imposed against it as a result of any of the proceedings.

       The company has an agreement to sell certain qualifying accounts receivable to a financial institution on a revolving basis. The amount sold as of December 31, 2000 and 1999 was $65,000 and $62,900,
       respectively. Fifty percent of the amount sold at any time must be supported by available credit under the revolver. This program was terminated in January 2001 and the company repurchased the related receivables using borrowings under its existing credit facilities. Certain of the company's operations have entered into agreements with third party finance companies to provide wholesale financing of their product to distributors. The company is responsible for the repurchase of new product in the event it is acquired by the finance companies through repossession. At December 31, 2000, the total amount of new product financed under these agreements is approximately $19,000. At December 31, 2000, the company also has sold approximately $12,000 of receivables under recourse agreements. Reserves have been provided for any anticipated losses under these agreements.

       In the normal course of business, letters of credit and bank guarantees are issued by banks for account of the company, which in the opinion of management, have no material effect on the company's financial position. At December 31, 2000, the company was contingently liable for $96,000 under these arrangements.

       The company does not trade in financial instruments and does not engage in speculation. However, it does enter into a limited range and number of derivative financial instrument contracts. The company has a program in place to manage foreign currency risk. As part of that program, the company has entered into a

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


       limited number of foreign currency forward exchange contracts to hedge foreign currency transactions or intercompany loan payments. The company's foreign exchange contracts do not subject the company to risk due to exchange rate movements because gains and losses on these contracts offset losses and gains on the transactions being hedged. As of December 31, 2000, several of the company's foreign operations had approximately $83,000 of forward exchange contracts outstanding which are designed to convert the receipt of foreign currencies from third party and intercompany sales into their functional currency. The forward exchange contracts generally have maturities which do not exceed one year and exchange rates are agreed to at the inception of the contracts.

       The company has operating leases covering machinery, equipment, office, warehouse and manufacturing facilities. Future minimum lease payments under operating leases at December 31, 2000 are as follows:

                             2001              $  19,413
                             2002                 15,841
                             2003                  9,213
                             2004                  5,699
                             2005                  3,946
                          Thereafter               6,652
                                               ---------
                                               $  60,764
                                               =========

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



12.    Business Segments

       The company operates in the following industry segments:

       Flow Technology - air dehydration and filtration equipment and related parts and services for compressed air systems; valves, strainers and back flow prevention products; water system and submersible petroleum pumps; leak detection equipment; rotary positive displacement pumps and related fluid handling equipment for sanitary and industrial markets; ice cream equipment; high precision metering pumps, analyzing equipment and integrated blending systems for process industries; water cooling towers and related components; fiberglass panels and pultruded products and cast-iron boilers.

       Machinery - light and heavy duty soil, sanitary landfill and asphalt compaction equipment; asphalt recyclers; graders; concrete placement and treatment equipment; light construction equipment; tillage equipment; foraging wagons; and grain drills and augers.

       Specialty Engineered Products - steel doors and frames; electric resistance heating products; commercial/industrial fans, air curtains and building products; machined critical parts for aerospace markets; metal forming equipment; powered roller conveyor systems; dock levelers, truck restraints and dock seals and shelters.

       Test Instrumentation - heat process and environmental conditioning equipment; electrical test and measurement equipment; refrigerant leak detection and recovery systems; vibration test systems; portable pipe and cable locators; horizontal boring guidance systems; inspection cameras for pipes and ducts; integrated assembly systems used in automobile and other manufacturing applications; scales; high precision carbide tooling and process controls, tools and equipment for measurement, gauging and inspection.

       The significant accounting policies of the above segments are the same as those described in note 1. Intersegment sales are recorded at current market prices. The company does not include income taxes or net interest expense in the determination of segment profit. Information about the company's segments, certain geographic information and a reconciliation of segment profit to net income is shown below.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)




                                                          Year ended December 31, 2000
                       ------------------------------------------------------------------------------------------
                                                                                                         (3)
                                                    Sales                     (2)         (3)        Depreciation
                          (1)       -------------------------------------    Segment     Capital         and
                         Assets       Gross      Intersegment    Net          Profit   Expenditures  Amortization
                       ------------------------------------------------------------------------------------------
Industry Segment
Flow Technology        $1,022,523   $1,047,756   $     --     $1,047,756   $   69,181   $   20,060   $   44,229
Machinery                 263,403      471,948         --        471,948       50,625       10,910        9,734
Specialty Engineered      424,982      511,848           32      511,816       54,826       13,105       16,371
Products
Test Instrumentation      356,610      302,477         --        302,477       15,570        7,261        9,938
                       ------------------------------------------------------------------------------------------
                        2,067,518    2,334,029           32    2,333,997      190,202       51,336       80,272
Divested businesses          --         32,365          138       32,227          982          175          542
                       ------------------------------------------------------------------------------------------
                       $2,067,518   $2,366,394   $      170   $2,366,224   $  191,184   $   51,511   $   80,814
                       ==========================================================================================



                                (4)                      (6)
                            Long-lived      (5)        Segment
                              Assets     Net Sales     Profit
                          ------------------------------------
Geographic Information
United States             $  972,363   $  1,583,947  $ 128,021

Europe                       246,869        431,960     35,690

Other Countries               52,411        318,090     26,491

Divested Businesses             --           32,227        982
                          ------------------------------------
                          $  1,271,643 $  2,366,224  $ 191,184
                          ====================================

Reconciliation of segment profit to net income

Segment profit                            $   191,184
Corporate expenses                            (23,147)
Interest - net                                (50,019)
Loss on sale of businesses                     (1,147)
Other expense                                 (23,105)
                                          -----------
Income before income taxes (7)                 93,766

Income tax provision (7)                      (37,216)
                                          -----------
Net income                                $    56,550
                                          ===========


(1)  Assets exclude $257,859 of corporate amounts.
(2) Includes restructuring costs of $16,719, $350, $3,338, and $12,564 for the Flow Technology, Machinery Specialty Engineered Products and Test Instrumentation segments, respectively (note 3). Flow Technology also includes $3,700 of charges primarily related to a product replacement program while Specialty Engineered Products includes a $1,914 charge resulting from a product liability claim (note 3).
(3) Capital expenditures and depreciation and amortization exclude $2,273 and $1,107, Respectively, of corporate amounts.
(4) Long-lived assets consist of fixed assets, goodwill and other intangible assets.
(5)  Attributed to countries based on location of customer.
(6) Attributed to countries based on location of customer. Includes restructuring costs of $28,048, $4,260 and $663 in the United States, Europe and other countries, respectively (note 3).
(7) In the Consolidated Statements of Income, goodwill charges, net of tax, are shown separately while for Segment reporting purposes the goodwill charges are included in segment profit and the related tax Benefit is included in the income tax provision.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)




                                                          Year ended December 31, 1999
                             ------------------------------------------------------------------------------------
                                                                                                       (3)
                                                   Sales                     (2)         (3)       Depreciation
                           (1)       -----------------------------------   Segment     Capital         and
                          Assets       Gross     Intersegment     Net      Profit    Expenditures  Amortization
                       ------------------------------------------------------------------------------------------
Industry Segment
Flow Technology        $1,041,831   $  992,466   $     --     $  992,466   $   91,682   $   22,404   $   42,499
Machinery                 274,544      456,348         --        456,348       50,423       13,952        8,802
Specialty Engineered      313,761      370,914         --        370,914       42,312       14,773       12,491
Products
Test Instrumentation      307,020      278,651         --        278,651       15,327        8,894        8,803
                       ----------------------------------------------------------------------------------------
                        1,937,156    2,098,379         --      2,098,379      199,744       60,023       72,595
Divested businesses        22,089       52,560        2,601       49,959        1,838          939          789
                       ----------------------------------------------------------------------------------------
                       $1,959,245   $2,150,939   $    2,601   $2,148,338   $  201,582   $   60,962   $   73,384
                       ========================================================================================


                               (4)                       (6)
                             Long-lived      (5)       Segment
                             Assets       Net Sales     Profit
                            ------------------------------------

Geographic Information
United States               $  938,910   $1,391,109   $  126,998
Europe                         241,577      424,559       49,051
Other Countries                 41,170      282,711       23,695
Divested Businesses              9,288       49,959        1,838
                            ----------   ----------   ----------
                            $1,230,945   $2,148,338   $  201,582
                            ==========   ==========   ==========

Reconciliation of segment profit to net income

Segment profit                                   $  201,582
Corporate expenses                                  (24,517)
Interest - net                                      (40,178)
Other expense                                        (6,555)
                                                 ----------
Income before income taxes (7)                      130,332
Income tax provision (7)                            (44,006)
                                                 ----------
Net income                                       $   86,326
                                                 ==========


(1)  Assets exclude $270,938 of corporate amounts.
(2) Includes restructuring costs of $7,712, $4,620, $9,084 and $782 for the Flow Technology, Specialty Engineered Products and Test Instrumentation segments and divested businesses, respectively (note 3).
(3) Capital expenditures and depreciation and amortization exclude $316 and $1,333, Respectively, of corporate amounts.
(4) Long-lived assets consist of fixed assets, goodwill and other intangible assets.
(5)  Attributed to countries based on location of customer.
(6) Attributed to countries based on location of customer. Includes restructuring costs of $20,879, $273, $264 and $782 in the United States, Europe, other countries and divested businesses, respectively (note 3).
(7) In the Consolidated Statements of Income, goodwill charges, net of tax, are shown separately while for segment reporting purposes the goodwill charges are included in segment profit and the related tax benefit is included in the income tax provision.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)



                                                             Year ended December 31, 1998
                               --------------------------------------------------------------------------------------------
                                                                                                                   (3)
                                                           Sales                       (2)         (3)         Depreciation
                                    (1)     -------------------------------------    Segment     Capital           and
                                   Assets      Gross     Intersegment     Net        Profit     Expenditures   Amortization
                               --------------------------------------------------------------------------------------------
Industry Segment
Flow Technology                 $  943,703   $  945,828   $       16   $  945,812   $   94,702   $   21,145   $   38,161
Machinery                          272,115      454,460         --        454,460       50,804       12,270        7,287
Specialty Engineered Products      250,086      331,332           30      331,302       38,031       10,355       10,295
Test Instrumentation               290,197      242,834         --        242,834       18,473        4,168        7,319
                                ----------------------------------------------------------------------------------------
                                 1,756,101    1,974,454           46    1,974,408      202,010       47,938       63,062
Divested businesses                 24,487       45,966         --         45,966        2,601          496          672
                                ----------------------------------------------------------------------------------------
                                $1,780,588   $2,020,420   $       46   $2,020,374   $  204,611   $   48,434   $   63,734
                                ========================================================================================


                                   (4)                       (6)
                                Long-lived     (5)         Segment
                                 Assets     Net Sales      Profit
                              --------------------------------------
Geographic Information
United States                 $  921,415   $1,334,189   $  148,758
Europe                           151,292      371,469       29,596
Other Countries                   10,804      268,750       23,656
Divested businesses                9,162       45,966        2,601
                              ------------------------------------
                              $1,092,673   $2,020,374   $  204,611
                              ====================================


Reconciliation of segment profit to net income

Segment profit                                      $204,611
Corporate expenses                                   (30,920)
Corporate restructuring charges                       (6,788)
Interest - net                                       (35,750)
Other expense                                        (12,048)
                                                    --------
Income before income taxes (7)                       119,105
Income tax provision (7)                             (21,488)
                                                    --------
Net income                                          $ 97,617
                                                    ========


(1)  Assets exclude $294,271 of corporate amounts.
(2) Includes restructuring costs of $7,786, $275, $443, and $1,044 for the Flow Technology, Machinery, Specialty Engineered Products and Test Instrumentation segments, respectively. Flow Technology also includes an $11,285 gain on sale of a product line (note 3) while Specialty Engineered Products includes a $6,000 charge related to settlement of litigation.
(3) Capital expenditures and depreciation and amortization exclude $3,307 and $1,131, respectively, of corporate amounts.
(4) Long-lived assets consist of fixed assets, goodwill and other intangible assets.
(5)  Attributed to countries based on location of customer.
(6) Attributed to countries based on location of customer. Includes restructuring costs of $6,614, $2,346 and $588 in the United States, Europe and other countries, respectively (note 3).
(7) In the Consolidated Statements of Income, goodwill charges, net of tax, are shown separately while for segment reporting purposes the goodwill charges are included in segment profit and the related tax benefit is included in the income tax provision.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)




13.    Differences Between Canadian and United States Accounting Principles

       Existing United States Accounting Differences

       Generally accepted accounting principles (GAAP) in Canada allow for the reduction of stated capital of outstanding common shares with a corresponding offset to deficit. This reclassification, which the company made in 1990, is not permitted by United States GAAP and would result in an increase in capital stock and a reduction in retained earnings at December 31, 2000 and 1999 of $128,093. Canadian GAAP also permits expenses related to the issue of capital stock, net of income taxes, to be deducted from retained earnings while United States GAAP requires such expenses to be deducted from the proceeds of stock issuances credited to capital stock. This reclassification would reduce capital stock and increase retained earnings by $20,905 at December 31, 2000 and 1999.

       Canadian GAAP requires the measurement of income tax liabilities and assets using substantively enacted tax rates and laws. A Canadian Federal income tax rate change has been proposed effective January 1, 2001. Since this rate change is considered substantively enacted, it results in a $2,422 increase in income tax expense and a corresponding decrease in other (non-current) assets as of December 31, 2000. Under United States GAAP, this rate change would not impact the measurement of tax balances until it is passed into law.

       Canadian GAAP allows for the capitalization and subsequent amortization of start-up costs for new facilities and joint ventures. Effective January 1, 1999, United States GAAP requires the expensing of these costs as incurred as well as the expensing of any previously capitalized costs.

       Under United States GAAP, if the accumulated benefit obligation exceeds the fair value of benefit plan assets, a liability must be recognized in the statement of financial position that is at least equal to the unfunded accumulated benefit obligation. To the extent that the additional minimum liability is created by a plan improvement, an intangible asset can be established. Any additional minimum liability not covered by an intangible asset will cause a net of tax reduction in accumulated other comprehensive income. Application of United States GAAP would require recording approximately $7,000 and $11,000 of additional minimum liability as of December 31, 2000 and 1999, respectively, with an offsetting intangible asset of approximately $5,000 in both years.

       The application of United States GAAP previously discussed would result in increases in other intangible assets of approximately $5,000, other (non-current) assets of approximately $2,000, other (non-current) liabilities of approximately $6,000 and common shares of approximately $107,000 and decreases in goodwill of approximately $2,000, accrued liabilities of approximately $1,000, retained earnings of approximately $106,000 and accumulated other comprehensive income of approximately $1,000 as of December 31, 2000. At December 31, 1999, the application of United States GAAP would result in increases in other intangible assets of approximately $5,000, other (non-current) liabilities of approximately $8,000 and common shares of approximately $107,000 and decreases in other (non-current) assets of approximately $1,000, goodwill of approximately $2,000, accrued liabilities of approximately $1,000, retained earnings of approximately $109,000 and accumulated other comprehensive income of approximately $3,000.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)






       The income statement format presented by the company as permitted by CICA Handbook Section 1580, Business Combinations is not allowed under United States GAAP. Presentation under United States GAAP requires that the gross goodwill charges be included as a component of operating income and the associated income tax benefit be included as a component of the income tax provision. This reclassification does not affect reported net income.

       United States GAAP requires the dual presentation of basic and diluted earnings per share. Diluted earnings per share reflects the assumed exercise of dilutive securities such as the company's stock options.

       The following table reflects the impact on net income, weighted average shares outstanding and net earnings per share of complying with United States GAAP as it pertains to the items noted above.


                                                2000        1999        1998
                                              --------    --------    --------
Net income under Canadian GAAP                $ 56,550    $ 86,326    $ 97,617

Increased (decreased) by:
    Canadian tax rate change                     2,422        --          --
    Start-up costs                                 273        (729)       --
    Other                                           31          31          31
                                              --------    --------    --------
Net income under United States GAAP           $ 59,276    $ 85,628    $ 97,648
                                              ========    ========    ========

Weighted average shares outstanding (000's)
    Canadian GAAP                               39,115      39,642      40,755
      Less restricted stock outstanding           (198)       (177)       (123)
                                              --------    --------    --------
    United States GAAP - Basic                  38,917      39,465      40,632
      Effect of dilutive securities:
         Restricted stock                          198         177         123
         Employee stock options                     93         176         281
                                              --------    --------    --------
    United States GAAP - Diluted                39,208      39,818      41,036
                                              ========    ========    ========

Net earnings per share
    Canadian GAAP                             $   1.45    $   2.18    $   2.40
                                              ========    ========    ========
    United States GAAP - Basic                $   1.52    $   2.17    $   2.40
                                              ========    ========    ========
    United States GAAP - Diluted              $   1.51    $   2.15    $   2.38
                                              ========    ========    ========

                       UNITED DOMINION INDUSTRIES LIMITED

         Notes to Consolidated Financial Statements, Restated (note 2)

                       December 31, 2000, 1999, and 1998

                     (Amounts in Thousands of U.S. Dollars)




       Impending United States Accounting Differences

       Effective January 1, 2001, United States GAAP will standardize the accounting for all derivative instruments. Under the new rules, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The company has a program in place to manage foreign currency risk. As part of that program, the company has entered into a limited number of foreign currency forward exchange contracts to act as a hedge of foreign currency denominated transactions (note 11). Adoption of these new rules would result in increases in other current assets of approximately $1,000 and accrued liabilities of approximately $2,000 and a decrease in accumulated other comprehensive income of approximately $1,000 as of December 31, 2000.

       Additional United States Disclosure Requirements

       United States GAAP requires reporting on comprehensive income. For the years ended December 31, 2000, 1999 and 1998, comprehensive income, as defined under United States GAAP, is as follows.


                                                     2000        1999        1998
                                                   --------    --------    --------
Net income under United States GAAP                $ 59,276    $ 85,628    $ 97,648
Minimum pension liability adjustment, net of tax      1,991         250       1,039
Foreign currency translation adjustments            (23,562)     (6,933)       (931)
                                                   --------    --------    --------
Comprehensive income under United States GAAP      $ 37,705    $ 78,945    $ 97,756
                                                   ========    ========    ========

       Income taxes have not been provided on foreign currency translation adjustments because the net assets invested in the company's foreign operations are considered to be permanently invested.

       The company's accounting for stock options is essentially the same as the intrinsic value method prescribed by existing accounting pronouncements effective in the United States. United States GAAP encourages, but does not require companies to record compensation cost for stock option plans at fair value and requires the disclosure of pro forma net income and earnings per share information as if the company had accounted for its employee stock options under the fair value method. Accordingly, the fair value of the options issued have been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 6.8%, 5.2% and 5.1%; dividend yields of 1.8%, 1.8% and 1.6%; volatility factors of the expected market price of the company's common stock of .36, .37 and .39; and a weighted-average expected life of the options of eight years. The weighted-average grant-date fair values of options issued in 2000, 1999 and 1998 was $8.72, $8.28 and $12.60, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period that ranges from six months to three years. Assuming the company had accounted for its stock options issued under the fair value method, United States GAAP pro forma net income and basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been $56,100, $1.44 and $1.43; $82,556, $2.09 and $2.07; and $94,486, $2.33 and $2.30,
       respectively.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


       United States GAAP requires disclosure of changes during the year in non-cash working capital balances pertaining to operating activities. The following table reflects such changes for the years ended December 31, 2000, 1999 and 1998.

                                                2000        1999        1998
                                             --------    --------    --------
Decrease (increase) in current assets

Accounts and notes receivable                $(38,127)   $ 19,677    $(39,063)
Inventories                                   (21,251)    (16,677)    (21,184)
Other current assets                            3,642      23,249      (9,359)

Increase (decrease) in current liabilities

Accounts payable and accrued liabilities       (9,857)     (3,683)     29,219
Customer advances                               2,697      (8,829)      6,200
                                             --------    --------    --------
                                             $(62,896)   $ 13,737    $(34,187)
                                             ========    ========    ========

       United States GAAP requires disclosure of the effect of a one-percentage point increase or decrease in the assumed health care cost trend rates on the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost and the accumulated postretirement benefit obligation for health care benefits. The following table reflects such effects.

                                                                      1-Percentage     1-Percentage
                                                                     Point Increase   Point Decrease
                                                                     --------------   --------------

       Effect on total of service and interest cost components        $   77           $   (72)
       Effect on postretirement benefit obligation                     1,157            (1,072)


14.    Subsequent Event

       On March 11, 2001, the company and SPX Corporation (SPX) entered into a definitive agreement for SPX to acquire all of the company's outstanding shares in an all-stock transaction. The transaction, which is to be implemented as a court-approved plan of arrangement under Canadian corporate law, is subject to approval by the company's shareholders, antitrust clearance and customary closing conditions.

                       UNITED DOMINION INDUSTRIES LIMITED

          Notes to Consolidated Financial Statements, Restated (note 2)

                        December 31, 2000, 1999 and 1998

                     (Amounts in Thousands of U.S. Dollars)


15.    Quarterly Financial Information (Unaudited)


                                                                                      Net                 Net Earnings
                                Sales                 Gross Profit *                Income                  Per Share
                    --------------------------  -----------------------   -----------------------   -----------------------
                        2000          1999         2000         1999         2000         1999         2000        1999
                    ------------  ------------  -----------  -----------  ----------  -----------   ----------  -----------
     First Quarter  $    558,503  $    478,404  $   165,833  $   141,639  $    7,243  $    13,342   $     0.19  $      0.33
     Second Quarter      626,942       549,272      192,328      164,983      14,262       26,702         0.36         0.67
     Third Quarter       588,287       546,998      180,176      169,837      24,880       27,309         0.64         0.69
     Fourth Quarter      592,492       573,664      179,287      182,062      10,165       18,973         0.26         0.49
                    ------------  ------------  -----------  -----------  ----------  -----------   ----------  -----------
     Total          $  2,366,224  $  2,148,338  $   717,624  $   658,521  $   56,550  $    86,326   $     1.45  $      2.18
                    ============  ============  ===========  ===========  ==========  ===========   ==========  ===========

       *Represents sales less cost of sales